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                                                                Exhibit 23.1

The Board of Directors
Argo Bancorp, Inc.


We consent to the incorporation by reference in the Registration Statements on Forms S-8 (File Numbers 33-59856, 33-59858, 33-59860, 33-87202, and 33-13047) of
Argo Bancorp, Inc. of our report dated March 5, 1999, relating to the consolidated statements of financial condition of Argo Bancorp, Inc. and subsidiaries as of December 31, 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended, which report appears on Form 10-K of Argo Bancorp, Inc.



/s/Crowe, Chizek and Company LLP
Oak Brook, Illinois
March 29, 1999